SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

INNKEEPERS USA TRUST

(Exact name of registrant as specified in its charter)

Maryland	0-24568	65-0503831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

306 Royal Poinciana Way

Palm Beach, Florida 33480

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 835-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Innkeepers USA Trust (the “Company”) announced that Bruce Riggins, age 33, will join the Company as its Chief Financial Officer as of July 20, 2005. Mr. Riggins joins the Company from Interstate Hotels & Resorts where he has served as Senior Vice President and Treasurer since September 2004. Prior to that, he served as Vice President Strategic Planning & Analysis for Meristar Hospitality Corporation. Mr. Riggins began his career as an accountant with Deloitte & Touche LLP.

Mr. Riggins’ initial annual base salary will be $220,000 and he will receive a stock grant of 25,000 common shares, 6,250 of which will vest on each of the first four anniversaries of the date of grant. He will be eligible for an annual cash bonus based on a combination of corporate and individual performance goals to be determined by the Compensation Committee of the Company’s Board of Trustees. For calendar year 2005, the bonus will be prorated, subject to a minimum $75,000 cash bonus. The Company will also reimburse Mr. Riggins for relocation expenses.

The Company and Mr. Riggins have agreed to enter into a severance agreement, which will provide for cash severance upon termination of employment under certain conditions. If Mr. Riggins is entitled to severance under the terms of the severance agreement, the severance will be equal to (a) fifty percent (50%) of his then-current annual salary if such termination occurs within one year of his start date; (b) one hundred percent (100%) of his then-current annual salary if such termination occurs after one year but within two years of his start date; or (c) one hundred fifty percent (150%) (or two hundred fifty percent (250%) if the termination occurs in connection with a “change of control” to be defined in the severance agreement) of his then-current annual salary if such termination occurs more than two years after his start date.

Item 7.01 Regulation FD Disclosure

A copy of a press release announcing Mr. Riggin’s appointment is furnished as Exhibit 99.1.

Item 9.01 Financial Statement and Exhibits

(c)	Exhibits.

99.1     Press release of Innkeepers USA Trust dated June 30, 2005, announcing that Bruce Riggins will join the Company as its Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNKEEPERS USA TRUST
(Registrant)

Date: June 30, 2005	By:	/s/ Mark A. Murphy
Mark A. Murphy
General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press release of Innkeepers USA Trust dated June 30, 2005, announcing that Bruce Riggins will join the Company as its Chief Financial Officer.